EXHIBIT 99.3



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Partners of
Nooney Income Fund Ltd., L.P.:


We have audited the accompanying balance sheet of Nooney Income Fund Ltd., L.P. (a Missouri limited partnership) as of December 31, 2000, and the related statement of operations, partners' equity (deficit) and cash flows for the year ended December 31, 2000. Our audit also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. The financial statements of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, were audited by other auditors whose report dated February 22, 2000, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.






St. Louis, Missouri,
   January 26, 2001

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                 BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999
                 -----------------------------------------------


                                                         2000          1999
                                                    ------------   ------------
                                     ASSETS
                                     ------

CASH AND CASH EQUIVALENTS                           $    843,093   $  1,237,294
                                                    ------------   ------------
ACCOUNTS RECEIVABLE (net of allowance of $81,191
   and $-0- in 2000 and 1999, respectively;
   includes $42,379 and $42,671 due from related
   party in 2000 and 1999, respectively)                 115,445        171,996
                                                    ------------   ------------

PREPAID EXPENSES                                          14,192         14,948
                                                    ------------   ------------

RECEIVABLE FROM AFFILIATE                                847,900           --
                                                    ------------   ------------
INVESTMENT PROPERTY:
   Land                                                1,946,169      1,946,169
   Buildings and improvements                          8,663,925      8,654,403
                                                    ------------   ------------
                                                      10,610,094     10,600,572

   Less-  Accumulated depreciation                    (5,432,883)    (5,271,378)
                                                    ------------   ------------
                                                       5,177,211      5,329,194
                                                    ------------   ------------

DEFERRED EXPENSES, net                                   120,354        118,876
                                                    ------------   ------------
           Total assets                             $  7,118,195   $  6,872,308
                                                    ============   ============

                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------

LIABILITIES:
   Accounts payable and accrued expenses            $     66,423   $     79,070
   Accrued real estate taxes                             204,549        185,415
   Refundable tenant deposits                            131,287        145,711
   Mortgage note payable                               1,103,395      1,125,002
                                                    ------------   ------------
           Total liabilities                           1,505,654      1,535,198
                                                    ------------   ------------
PARTNERS' EQUITY (DEFICIT):
   General partners                                      (84,640)       (87,419)
   Limited partners (15,180 units issued and
      outstanding)                                     5,697,181      5,424,529
                                                    ------------   ------------
           Total partners' equity                      5,612,541      5,337,110
                                                    ------------   ------------
           Total liabilities and partners' equity   $  7,118,195   $  6,872,308
                                                    ============   ============



      The accompanying notes are an integral part of these balance sheets.

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                            STATEMENTS OF OPERATIONS
                            ------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                              2000        1999        1998
                                                           ----------  ----------  ----------

REVENUES:
   Rental and other income                                 $2,046,376  $2,086,824  $1,851,792
   Interest                                                    40,587      28,990      16,073
                                                           ----------  ----------  ----------
           Total revenues                                   2,086,963   2,115,814   1,867,865
                                                           ----------  ----------  ----------
EXPENSES:
   Interest                                                   108,097      93,177     106,461
   Depreciation and amortization                              447,634     403,005     433,549
   Real estate taxes                                          301,248     253,148     249,836
   Property management fees - related party                   123,292     125,314     111,606
   Repairs and maintenance                                    229,217     232,309     133,264
   Utilities                                                  130,406     123,689     118,114
   Other operating expenses (includes $25,000
     in each year to related party)                           471,638     462,718     481,894
                                                           ----------  ----------  ----------
           Total expenses                                   1,811,532   1,693,360   1,634,724
                                                           ----------  ----------  ----------
           Net income                                      $  275,431  $  422,454  $  233,141
                                                           ==========  ==========  ==========
NET INCOME ALLOCATION:
   General partners                                        $    2,779  $    4,262  $   39,944
                                                           ==========  ==========  ==========

   Limited partners                                        $  272,652  $  418,192  $  193,197
                                                           ==========  ==========  ==========
LIMITED PARTNERS DATA:
   Net income per unit                                     $    17.96  $    27.55  $    12.72
                                                           ==========  ==========  ==========

   Cash distributions - investment income per unit         $     --    $     --    $    12.72
                                                           ==========  ==========  ==========

   Cash distributions - return of capital per unit         $     --    $     --    $    12.28
                                                           ==========  ==========  ==========

   Weighted average limited partnership units outstanding      15,180      15,180      15,180
                                                           ==========  ==========  ==========


        The accompanying notes are an integral part of these statements.

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                    STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
                    ----------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------



                                     Limited       General
                                     Partners      Partners       Total
                                   -----------   -----------   -----------

PARTNERS' EQUITY (DEFICIT),
  December 31, 1997                $ 5,192,765   $   (89,432)  $ 5,103,333

   Net income                          193,197        39,944       233,141
   Cash distributions                 (379,625)      (42,193)     (421,818)
                                   -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1998                  5,006,337       (91,681)    4,914,656

   Net income                          418,192         4,262       422,454
                                   -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 1999                  5,424,529       (87,419)    5,337,110

   Net income                          272,652         2,779       275,431
                                   -----------   -----------   -----------
PARTNERS' EQUITY (DEFICIT),
  December 31, 2000                $ 5,697,181   $   (84,640)  $ 5,612,541
                                   ===========   ===========   ===========


        The accompanying notes are an integral part of these statements.

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                            STATEMENTS OF CASH FLOWS
                            ------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                          2000          1999          1998
                                                      -----------   -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                         $   275,431   $   422,454   $   233,141
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation                                       384,396       366,063       395,206
       Amortization of deferred expenses                   63,238        36,942        38,343
       Net changes in accounts affecting operations-
         Accounts receivable                               56,551       (74,892)       17,934
         Prepaid expenses                                     756        (2,616)       (1,812)
         Deferred expenses                                (64,716)      (44,525)      (88,341)
         Accounts payable and accrued expenses            (12,647)     (107,221)       78,082
         Accrued real estate taxes                         19,134         5,054        (4,575)
         Refundable tenant deposits                       (14,424)       14,134        11,560
                                                      -----------   -----------   -----------
           Net cash provided by operating activities      707,719       615,393       679,538
                                                      -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net additions to investment property                  (232,413)     (158,139)     (270,969)
                                                      -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Receivable from affiliate                             (847,900)         --            --
   Cash distributions to partners                            --            --        (421,818)
   Payments on mortgage note payable                      (21,607)      (24,699)      (47,299)
                                                      -----------   -----------   -----------
           Net cash used in financing activities         (869,507)      (24,699)     (469,117)
                                                      -----------   -----------   -----------
           Net (decrease) increase in cash and cash
             equivalents                                 (394,201)      432,555       (60,548)

CASH AND CASH EQUIVALENTS, beginning of year            1,237,294       804,739       865,287
                                                      -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of year                $   843,093   $ 1,237,294   $   804,739
                                                      ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                           $   108,097   $   101,625   $    98,013
                                                      ===========   ===========   ===========

        The accompanying notes are an integral part of these statements.

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                        DECEMBER 31, 2000, 1999 AND 1998
                        --------------------------------


1.  BUSINESS:
    --------

Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983, for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons), which generated 46% of rental and other income for the year ended December 31, 2000, and an office complex in Leawood, Kansas (Leawood Fountain Plaza), which generated 54% of rental and other income for the year ended December 31, 2000.

The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. Based on Statements of Position 78-9, "Accounting for Investments in Real Estate Ventures," the Partnership utilizes the pro rata method and the Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
    -------------------------------------------

Basis of Presentation
---------------------

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The Partnership's financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Partnership's properties are managed by American Spectrum Midwest, Inc., a wholly owned subsidiary of CGS Real Estate Company (CGS). Nooney Investors, Inc., a general partner in the Partnership, is a wholly owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly owned subsidiary of CGS.

In September 1999, Nooney Investors, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $123,292, $125,314 and $111,606 for the years ended December 31, 2000, 1999 and 1998, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 2000, 1999 and 1998 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

Cash and Cash Equivalents
-------------------------

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $131,287 and $145,711 of restricted cash at December 31, 2000 and 1999, respectively. Restricted cash represents deposits paid by tenants.

Investment Property
-------------------

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Deferred Expenses
-----------------

Deferred expenses consist of lease fees which are amortized over the terms of their respective leases.

Revenue Recognition and Rent Concessions
----------------------------------------

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues on the straight-line method over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 2000, accounts receivable include approximately $41,000 ($48,000 in 1999) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Repairs and Maintenance
-----------------------

Expenditures for ordinary repair and maintenance costs are charged to expense as incurred. Significant expenditures for improvements, renovations and replacements related to the acquisition and improvement of real estate assets are capitalized at cost and depreciated over their estimated useful lives.

Distributions and Allocations
-----------------------------

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and (3) above exceeds 1% of Net Operating Cash Income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

Recent Accounting Pronouncements
--------------------------------

The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

SFAS No. 133,  Accounting for Derivative  Instruments  and Hedging  Activity and
SFAS No. 138, Accounting for Certain Derivative Instruments and Hedging Activities, provides standards for the recognition and measurement of derivative and hedging activities. It requires that derivatives be recorded on the balance sheet at fair value and establishes criteria for hedges of changes in the fair value and establishes criteria for hedges of changes in the fair value of assets, liabilities or firm commitments and certain other items. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income depending on whether it is an effective part of a hedged transaction. The adoption of SFAS No. 133 and SFAS No. 138 did not have an effect on the financial statements.

3.  MORTGAGE NOTE PAYABLE:
    ----------------------

Mortgage note payable at December 31 consists of the following:

                                                             2000        1999
                                                          ----------  ----------

Note payable to bank,  principal due in monthly
  installments of $1,900 plus interest at 3% over
  the 30-day LIBOR rate (9.56% at December 31, 2000)
  to July 2001 when remaining principal is due            $1,103,395  $1,125,002
                                                          ==========  ==========

Management intends to refinance the note payable under similar terms by extending the due date.

The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,803,000 at December 31, 2000.

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.  RENTAL REVENUES UNDER OPERATING LEASES:
    ---------------------------------------

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 2000, are as follows:

          2001                                       $ 1,278,000
          2002                                         1,118,000
          2003                                           651,000
          2004                                           373,000
          2005                                           178,000
          Thereafter                                     481,000
                                                     -----------
                     Total                           $ 4,079,000
                                                     ===========

In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues was not significant for the years ended December 31, 2000, 1999 and 1998.

5.  FEDERAL INCOME TAX STATUS:
    --------------------------

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

During the year, there are certain expenses that are not deductible for tax purposes or there may be a timing difference between their deductibility for financial statement and income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                               Financial           Income
                                               Statement             Tax
                                              -----------       -----------
    2000:
       Net income                             $   275,431       $   180,657
       Partners' equity                         5,612,541         6,639,877

    1999:
       Net income                             $   422,454       $   343,949
       Partners' equity                         5,337,110         6,418,634

    1998:
       Net income (loss)                      $   233,141       $   (45,152)
       Partners' equity                         4,914,656         6,074,685

6.  RECEIVABLE FROM AFFILIATE:
    --------------------------

CGS is continuing the process of developing a plan pursuant to which the properties owned by the Partnership would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers and residential apartment properties. It is expected that CGS would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system. The transaction is subject to the approval of the limited partners of the Registrant and portions of the other partnerships. The Registrant has filed a Registration Statement on Form S-4 relating to the solicitation of consents with the Security and Exchange Commission.

During 2000, the Partnership has paid $847,900 in expenses related to the impending transaction. These costs primarily relate to professional fees and are recorded as a Receivable from Affiliate. When the transaction is finalized, the Partnership will be compensated with additional stock. If the transaction is terminated, the Partnership will be reimbursed by CGS for all costs incurred.

7.  BUSINESS SEGMENTS:
    ------------------

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

     (In Thousands)                             2000       1999        1998
                                            ----------  ----------  ----------

    Revenues:
       Leawood Fountain Plaza               $  1,122.0  $  1,139.3  $    975.0
       Oak Grove Commons                         965.9       962.5       879.6
                                            ----------  ----------  ----------
                                            $  2,087.9  $  2,101.8  $  1,854.6
                                            ==========  ==========  ==========
    Operating profit:
       Leawood Fountain Plaza               $    185.1  $    291.9  $    139.5
       Oak Grove Commons                         203.1       312.4       134.6
                                            ----------  ----------  ----------
                                            $    388.2  $    604.3  $    274.1
                                            ==========  ==========  ==========
    Capital expenditure:
       Leawood Fountain Plaza               $    113.5  $    106.7  $     74.7
       Oak Grove Commons                         118.9        51.4       196.3
                                            ----------  ----------  ----------
                                            $    232.4  $    158.1  $    271.0
                                            ==========  ==========  ==========
    Depreciation and amortization:
       Leawood Fountain Plaza               $    192.0  $    219.3  $    287.6
       Oak Grove Commons                         255.6       198.0       248.3
                                            ----------  ----------  ----------
                                            $    447.6  $    417.3  $    535.9
                                            ==========  ==========  ==========
    Assets:
       Leawood Fountain Plaza               $    898.0  $  2,998.2
       Oak Grove Commons                       4,195.6     3,498.6
                                            ----------  ----------
                                            $  5,093.6  $  6,496.8
                                            ==========  ==========

Reconciliations of segment data to the Partnership's consolidated data follow:

     (In Thousands)                              2000      1999       1998
                                             ---------- ---------- ----------

    Revenues:
       Segments                              $  2,087.9 $  2,101.8 $  1,854.6
       Corporate and other                          (.9)      14.0       13.3
                                             ---------- ---------- ----------
                                             $  2,087.0 $  2,115.8 $  1,867.9
                                             ========== ========== ==========
    Net income:
       Segments                              $    388.2 $    604.3 $    274.1
       Other (expense) income                       (.9)      14.0       13.0
       General and administrative expenses       (111.9)    (195.8)     (54.0)
                                             ---------- ---------- ----------
                                             $    275.4 $    422.5 $    233.1
                                             ========== ========== ==========
    Depreciation and amortization:
       Segments                              $    447.6 $    417.3 $    535.9
       Corporate and other                       --          (14.3)    (102.4)
                                             ---------- ---------- ----------
                                             $    447.6 $    403.0 $    433.5
                                             ========== ========== ==========
    Assets:
       Segments                              $  5,093.6 $  6,496.8
       Corporate and other                      2,024.6      375.5
                                             ---------- ----------
                                             $  7,118.2 $  6,872.3
                                             ========== ==========

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                 -----------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------



                                       Balance at   Additions and
                                        Beginning  Charges to Costs               Balance at
     Description                       of Period     and Expenses   Write-offs  End of Period
     -----------                       ---------   ---------------  ----------  -------------

December 31, 2000-  Allowance for
   doubtful accounts                    $  --         $117,470      $(36,279)     $ 81,191

December 31, 1999-  Allowance for
   doubtful accounts                       --             --            --            --

December 31, 1998-  Allowance for
   doubtful accounts                       --            6,424        (6,424)         --



For the years ending December 31, 2000, 1999 and 1998, additions and write-offs include activity relating to outstanding tenants based receivables where it has been determined such receivables are likely to be uncollectible, therefore resulting in entries to allow for doubtful accounts.

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
             -------------------------------------------------------

                      FOR THE YEAR ENDED DECEMBER 31, 2000
                      ------------------------------------



                 Column A                               Column B                  Column C                      Column D
                 --------                               --------                  --------                      --------

                                                                          Initial Cost to Partnership             Costs
                                                                    ----------------------------------------   Capitalized
                                                                                  Buildings and               Subsequent to
                                                      Encumbrances     Land       Improvements     Total      Acquisition(1)
                                                      ------------  ------------  ------------  ------------   ------------

Oak Grove Commons Office/Warehouse Complex, Downers
   Grove, Illinois                                    $  1,103,395  $    936,122  $  4,282,447  $  5,218,569   $    (93,859)
Leawood Fountain Plaza Office Complex (76% undivided
   interest), Leawood, Kansas                                 --       1,010,047     6,306,150     7,316,197     (1,830,813)
                                                      ------------  ------------  ------------  ------------   ------------
                                                      $  1,103,395  $  1,946,169  $ 10,588,597  $ 12,534,766   $ (1,924,672)
                                                      ============  ============  ============  ============   ============

                                                                      Column E
                                                                      --------

                                                               Gross Amount of Which
                                                             Carried at Close of Period
                                                      ----------------------------------------
                                                                    Buildings and
                                                          Land      Improvements      Total
                                                      ------------  ------------  ------------

Oak Grove Commons Office/Warehouse Complex, Downers
   Grove, Illinois                                    $    936,122  $  4,188,588  $  5,124,710
Leawood Fountain Plaza Office Complex (76% undivided
   interest), Leawood, Kansas                            1,010,047     4,475,337     5,485,384
                                                      ------------  ------------  ------------
                                                      $  1,946,169  $  8,663,925  $ 10,610,094
                                                      ============  ============  ============

                                                        Column F      Column G      Column H      Column I
                                                        --------      --------      --------      --------

                                                                                                Life on Which
                                                                                                Depreciation
                                                                                                  in Latest
                                                                                                Statement of
                                                       Accumulated   Date of         Date       Operations is
                                                      Depreciation   Construction   Acquired      Computed
                                                      ------------  ------------  ------------  ------------
Oak Grove Commons Office/Warehouse Complex, Downers
   Grove, Illinois                                    $  2,322,128   1972, 1976      1/24/84       30 years
Leawood Fountain Plaza Office Complex (76% undivided
   interest), Leawood, Kansas                            3,110,755   1982, 1983      2/20/85       30 years
                                                      ------------
           Total                                      $  5,432,883
                                                      ============


(1) Amounts shown are net of assets written-off and the following writedowns:

    Oak Grove Commons Office/Warehouse Complex        $    693,000
    Leawood Fountain Plaza Office Complex                2,389,000



                   (Continued on following page)

                          NOONEY INCOME FUND LTD., L.P.
                          -----------------------------
                             (A Limited Partnership)


             SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
             -------------------------------------------------------

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
              ----------------------------------------------------


                                                      2000           1999           1998
                                                  ------------   ------------   ------------

(A) Reconciliation of amounts in Column E:

     Balance at beginning of period               $ 10,600,572   $ 10,547,542   $ 10,393,196
     Add-  Cost of improvements                        232,413        158,139        270,969
     Less-  Cost of disposals                         (222,891)      (105,109)      (116,623)
                                                  ------------   ------------   ------------
     Balance at end of period                     $ 10,610,094   $ 10,600,572   $ 10,547,542
                                                  ============   ============   ============

(B) Reconciliation of amounts in Column F:

     Balance at beginning of period               $  5,271,378   $  5,010,424   $  4,731,841
     Add-  Provision during the period                 384,396        366,063        395,206
     Less-  Depreciation on disposals                 (222,891)      (105,109)      (116,623)
                                                  ------------   ------------   ------------
     Balance at end of period                     $  5,432,883   $  5,271,378   $  5,010,424
                                                  ============   ============   ============
(C)  The aggregate cost of real estate owned for
       federal income tax purposes                $ 13,692,096   $ 13,682,572   $ 13,629,542
                                                  ============   ============   ============